News Release

CONTACT:

Steve Dale (Media)

(612) 303-0784

Judy Murphy (Analysts)

(612) 303-0783

ANDREW CECERE NAMED U.S. BANCORP CHIEF FINANCIAL OFFICER
David Moffett announces his retirement

MINNEAPOLIS (Jan. 19, 2007) — U.S. Bancorp (NYSE: USB) announced today that Andrew Cecere will succeed David M. Moffett as vice chairman and chief financial officer (CFO), effective February 27, 2007. Moffett, who plans to retire, will remain with the organization in an advisory role to Richard K. Davis, president and chief executive officer of U.S. Bancorp, for up to one year. Moffett’s retirement will follow directly upon the filing of the company’s annual report on Form 10-K for 2006, which he will sign, along with the associated certifications.

Cecere, 46, is currently vice chairman of wealth management for U.S. Bancorp, and has been in that position since February, 2001. Before that, he served as CFO of U.S. Bancorp before its merger with Firstar Corporation in 2001. Cecere has been with the company since 1985.

“I want to extend my thanks to David for his many years of devoted service as CFO. He has made enormous contributions to U.S. Bancorp and I’ve enjoyed working with him for the past 13 years. All of us at U.S. Bank wish him well in retirement,” said Davis.

“Andy and I have worked together for the past six years,” continued Davis. “He is a great business leader in addition to having outstanding financial skills and excellent judgment. His history with this organization and his impressive track record in his past positions with U.S. Bancorp make Andy the right person to help move the company forward.”

Moffett, 54, who has served as CFO of U.S. Bancorp and its predecessor companies since 1993, commented, “I turn age 55 on February 22 and I am looking forward to retirement. Simply put, I feel that this is the right time for me and the company. This is a great organization, well positioned for the future, and Andy will do a great job as CFO,” said Moffett. “I am confident that I am leaving the bank in the best of hands.”

Cecere earned his MBA in finance from the University of Minnesota and a bachelor’s degree from the University of St. Thomas. He is a member of the board of directors of the Greater Twin Cities United Way, Capital City Partnership, Fair Isaac Corporation and DeCare International. He is also on the board of overseers of the Carlson School of Management at the University of Minnesota. Cecere is married with one child.

U.S. Bancorp (NYSE: USB), with $219 billion in assets, is the 6th largest financial holding company in the United States. The company operates 2,472 banking offices and 4,841 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

# # #